Exhibit 23.7

Swinden Geoscience Consultants Ltd

224 Main Street,

Wolfville, Nova Scotia

B4P 1C4

CANADA

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled S-K 1300 Technical Report Summary of the Songwe Hill Rare Earth Element Project in Malawi, with an effective date of 30 June 2025 (the “Technical Report Summary”), as signed and certified by me, Scott Swinden, as President of, and on behalf of, Swinden Geoscience Consultants Ltd (“Swinden”), I hereby state that Swinden is responsible for the preparation of those certain sections of the Technical Report Summary listed as its areas of responsibility in Section 2.1 thereof.

Furthermore, I, on behalf of Swinden, state that:

(a)	Swinden consents to the public filing by Mkango Rare Earths Limited of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form F-4 of Mkango Rare Earths Limited (the “Document”);

(c)	Swinden consents to the use of its name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which it is responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	Swinden confirms that individuals on behalf of Swinden have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which Swinden is responsible.

Dated at Wolfville, Nova Scotia, CANADA this June 5, 2026.

/s/ Scott Swinden	Professional Seal / Stamp
Signature of Individual on behalf of Qualified Person

Scott Swinden, PhD P.Geo, Member No. 085